EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement under the Securities Act of 1933 of Tidelands Oil and Gas Corporation (the “Company”) dated April 29, 2008, of our report dated April 13, 2007, relating to the Company’s consolidated financial statements appearing in the Form 10-K for each of the years ended December 31, 2006.

DATED April 28, 2008

/a/ Baum & Company, P.A.
Baum & Company, P.A